                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-42369

PROSPECTUS SUPPLEMENT DATED JUNE 11, 1998
(To Prospectus dated February 11, 1998, Prospectus Supplement dated March 2, 1998, Prospectus Supplement dated April 1, 1998 and Prospectus Supplement dated April 28, 1998)


                       INTEGRATED PROCESS EQUIPMENT CORP.


                                  $115,000,000
          6-1/4% Convertible Subordinated Notes due September 15, 2004
                                      and
            Shares of Common Stock Issuable Upon Conversion Thereof

                            _______________________


     This Prospectus Supplement together, with the Prospectus listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

     The table captioned "Selling Securityholders" commencing on pages 28-29 of the Prospectus is hereby amended to reflect the following additions and changes.

                                                                              NUMBER OF SHARES OF
                                                 PRINCIPAL AMOUNT OF      COMMON STOCK  BENEFICIALLY
                                              NOTES BENEFICIALLY OWNED        OWNED AND OFFERED
SELLING SECURITYHOLDER                            AND OFFERED HEREBY             HEREBY (1)(2)
--------------------------------------------  --------------------------  ---------------------------


Deutsche Morgan Grenfell....................               1,000,000                        25,641
Hambrecht & Quist LLC.......................                 987,000 (3)                    25,306
The Bank of Tokyo-Mitsubishi Trust Company..               1,500,000                        38,461

(1)  Includes shares of Common Stock issuable upon conversion of the Notes.
(2) Assumes a conversion price of $39.00 per share, and a cash payment in lieu of any fractional share interest; such conversion price is subject to adjustment as described under "Description of Notes -- Conversion." Accordingly the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.
(3)  Revised from 967,000 in Prospectus Supplement dated April 28, 1998.